                                            Exhibit 4.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

                             EXECUTION VERSION

AKILI INTERACTIVE LABS, INC.
THIRD AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 25th day of May, 2021, by and among Akili Interactive Labs, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), the holders of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock”), the holders of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), the holders of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), the holders of the Company’s Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”, and together with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”), listed on Schedule A hereto (the “Investors”) and the holders of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), or options to purchase Common Stock, listed on the Schedule of Key Holders attached as Schedule B hereto (the “Key Holders”). The Investors and the Key Holders are individually referred to herein as a “Stockholder” and are collectively referred to herein as the “Stockholders” (and, together with the Company, the “Parties”).
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated [***] by and among the Company, certain holders of Common Stock and such Existing Investors (the “Prior Agreement”);
WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of [***] of the outstanding Preferred Stock (as such term is defined in the Prior Agreement);
WHEREAS, the Existing Investors as holders of [***] of the outstanding Preferred Stock (as such term is defined in the Prior Agreement) of the Company desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and
WHEREAS, certain Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the

Investors (the “Series D Agreement”), which provides that as a condition to the closing of the sale of the Series D Preferred Stock, this Agreement must be executed and delivered by such Investors, Existing Investors holding [***] of the outstanding Preferred Stock (as such term is defined in the Prior Agreement) of the Company, and the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:
1.Definitions. For purposes of this Agreement:
1.1The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
1.2The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.3The term “Affiliate” means, (i) with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, member, manager or stockholder of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person, in each case where the term “control” means ownership of at least 50% of the voting securities of an entity [***].
1.4The term “Board” means the Company’s Board of Directors, as constituted from time to time.
1.5The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.6The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.
1.7The term “Holder” means any Person owning Registrable Securities who is a party to this Agreement.
1.8The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.
1.9The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.10The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
1.11The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above or any other Common Stock held by a holder of Preferred Stock, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which such Person’s rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
1.12The term “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.
1.13The term “Rule 144” shall mean Rule 144 under the Act.
1.14The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.
1.15The term “Rule 405” shall mean Rule 405 under the Act.
1.16The term “SEC” shall mean the Securities and Exchange Commission.
1.17The term “Shares” shall mean any shares of, or securities convertible into or exchangeable or exercisable for any shares of, the Company’s capital stock.
2.Registration Rights.
2.1Request for Registration.
(a)Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) [***] of the date of this Agreement; or (ii) [***] following the effective date of the Initial Offering, a written request from any Holders of the Registrable Securities (for purposes of this Section 2.1, the “Initiating Holders”), including Neuberger or Temasek for clause (i), that the Company file two (2) registration statements under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least [***], then the Company shall, within [***] of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within [***] of the mailing of the Company’s notice pursuant to this Section 2.1(a).
(b)If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by [***] of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding [***] of the Registrable Securities then held by all Initiating Holders).

Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:
(i)in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or
(ii)after the Company has effected [***] registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or
(iii)during the period starting with the date [***] prior to the Company’s good faith estimate of the date of the filing of and ending on a date [***] following the effective date of a Company initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or
(iv)if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or
(v)if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than [***] after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than [once] in any [***] period.
2.2Company Registration.
(a)If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement, (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, (iii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (v) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within [***] after mailing of such notice by the Company in accordance with Section 5.5 of this

Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.
(b)Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.
(c)Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons, or any Person who shares an investment advisor with the Holder, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
2.3Form S-3 Registration. In case the Company shall receive from any Holders of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 covering the registration of Registrable Securities with an anticipated aggregate offering price of at least [***] and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
(a)promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within [***] after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:
(i)if Form S-3 is not available for such offering by the Holders;
(ii)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than [***];
(iii)if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than [***] after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than [***] in any [***] period;
(iv)in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;
(v)if the Company, within [***] of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within [***] of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or
(vi)during the period starting with the date [***] prior to the Company’s good faith estimate of the date of the filing of and ending on a date [***] following the effective date of a Company initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.
(c)If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).
(d)Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of [***] of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to [***] or, if earlier, until the distribution contemplated in the Registration Statement has been completed;
(b)prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
(c)furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(d)use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
(f)notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(g)cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;
(h)promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith; and
(i)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
    Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:
(i)materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;
(ii)materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or
(iii)require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).
In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.
2.5Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6Expenses of Registration. All expenses other than underwriting discounts, stock transfer taxes and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed [***]) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of [***] of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 of this Agreement.
2.7Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by such Holder, underwriter, controlling Person or other aforementioned Person.
(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934

Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the gross proceeds from the offering received by such Holder.
(c)Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if (i) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, (ii) the indemnifying party does not deliver to the indemnified party within sixty (60) days of receipt of notice of such action or proceeding an acknowledgement that, if the facts as alleged by the claimant in such action or proceeding are true, the indemnifying party would have an indemnity obligation for the expenses, losses, claims, damages and liabilities resulting from such action or proceeding as provided hereunder, (iii) the action or proceeding relates to or arises in connection with any criminal proceeding, action, indictment or allegation, (iv) the indemnified party reasonably believes an adverse determination with respect to the action or proceeding would be detrimental to the reputation or future business prospects of the indemnified party or any of its affiliates or (v) the action or proceeding seeks an injunction or equitable relief against the indemnified party or any of its affiliates. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the gross proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.
2.9Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)
(b)make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;
(c)file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
(d)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
2.10Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that after such assignment or transfer, holds at least [***] of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.
2.11Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding [***] of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.
2.12“Market Stand-Off” Agreement. Each Stockholder hereby agrees that he, she or it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed [one hundred eighty (***]) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 shall apply only to the Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than [***] stockholders of the Company enter into similar agreements. Provided that PureTech, as defined below, may dispose of shares of Common Stock during the applicable period only after consultation with its outside counsel and only as it deems necessary in its reasonable judgement to comply with the Investment Company Act of 1940 (the “1940 Act”) and provided further that PureTech shall (i) only dispose of so many shares of Common Stock as it deems reasonably necessary in its reasonable judgement to ensure it shall remain compliant with the 1940 Act and (ii) have provided to the lead underwriter in the Initial Offering notice of the intention to make a disposal as contemplated in this Section 2.12 at least two (2) business days prior to such disposal. The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.
In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each Stockholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last [***] of the [***] restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the [***] period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.12 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event).
2.13Legends. Each Stockholder agrees that a legend reading substantially as follows shall be placed on all certificates representing all securities of each Stockholder (and the shares or securities of every other Person subject to the restrictions contained in Section 2.12), as needed:
(a)    “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”
(b)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.
(c)    Any legend required by applicable state “blue sky” securities laws, rules and regulations.
2.14Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: [***]
3.Covenants of the Company.
3.1Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds Preferred Stock:
(a)as soon as practicable, but in any event within [***] after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
(b)as soon as practicable, but in any event within [***]after the end of each of the first three quarters of each fiscal year of the Company, an income statement and a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)as soon as practicable, but in any event at least [***] prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and
(d)such other information relating to the financial condition, business or corporate affairs of the Company as such Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 3.1 to provide information (i) that it deems in good faith to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
(e)Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date [***] before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
3.2Inspection. The Company shall permit each Investor that holds Preferred Stock, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (i) it reasonably considers to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3Board Observer. [***]; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of highly confidential proprietary information or a conflict of interest.
3.4Termination of Information, Inspection and Board Observer Rights. The covenants set forth in Sections 3.1, 3.2 and 3.3 shall terminate and be of no further force or effect upon the earlier to occur of (a) immediately before the consummation of the Initial Offering or a SPAC merger, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (c) the consummation of a Deemed Liquidation Event, as that term is defined in the Restated Certificate.
3.5Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of, or reference to, the Company’s confidential information, or (c) is or has been made known or disclosed to such

Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or such person is bound by agreement to maintain such confidentiality; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; and provided further, however, that that each Investor shall be responsible to Company for the failure of any person or entity described in clause (i), (ii), or (iii) above to comply with the provisions of this Section 3.5.
3.6Right of First Offer. Subject to the terms and conditions specified in this Section 3.6, the Company hereby grants to each Investor a right of first offer with respect to future issuances by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.6, the term “Investor” includes any Affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.
Each time the Company proposes to issue any additional Shares (“New Shares”), the Company shall first make an offering of such New Shares to each Investor in accordance with the following provisions:
(a)The Company shall deliver a notice in accordance with Section 5.5 (“Notice”) to each Investor stating (i) its bona fide intention to issue such New Shares, (ii) the number of such New Shares to be issued and (iii) the price and terms upon which it proposes to issue such New Shares. If the consideration to be paid by others for the New Shares is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Notice. All Investors electing to participate in the issuance of the New Shares shall pay the cash equivalent thereof as so determined.
(b)By written notification received by the Company within [***] after the giving of Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such New Shares that equals the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Investor (assuming full conversion and exercise of all convertible and exercisable securities then held by such Investor) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Investor that elects to purchase all the New Shares available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the [***] period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the New Shares for which Investors were entitled to subscribe, but which were not subscribed for by the Investors, that is equal to the proportion that the number of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of Registrable Securities held by all Fully-Exercising Investors desiring to purchase such unsubscribed New Shares.
(c)If all New Shares that Investors are entitled to obtain pursuant to Section 3.6(b) are not elected to be obtained as provided in Section 3.6(b) hereof, the

Company may, during the [***] period following the expiration of the period provided in Section 3.6(b) hereof, offer the remaining unsubscribed portion of such New Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within [***] of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the Investors in accordance with this Section 3.6.
(d)The right of first offer in this Section 3.6 shall not be applicable to (i) the issuance of Series D Preferred Stock pursuant to the Series D Agreement, (ii) Exempted Securities (as such term is defined in the Restated Certificate), and (iii) shares of capital stock issued by the Company in connection with the Initial Offering. In addition to the foregoing, the right of first offer in this Section 3.5 shall not be applicable with respect to any Investor in any subsequent offering of New Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of New Shares is otherwise being offered only to accredited investors.
(e)The rights provided in this Section 3.6 may not be assigned or transferred by any Investor, except as provided in the first paragraph of this Section 3.6; provided, however, that (i) an Investor that is an investment fund may assign or transfer such rights to an affiliated investment fund, [***]
(f)The rights set provided in this Section 3.6 shall terminate and be of no further force or effect (i) immediately before the consummation of the Initial Offering or (ii) upon the consummation of a Deemed Liquidation Event (as such term is defined in the Restated Certificate) or a SPAC merger.
4.Voting Provisions.
4.1Agreement to Vote. Each Investor, as a holder of Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Preferred Stock, to hold all of the shares of Preferred Stock registered in its name and any other securities of the Company now held or subsequently acquired by such Investor in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Key Holder, as a holder of Common Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, to hold all of such shares registered in its name and any other securities of the Company now held or subsequently acquired by such Key Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. The Investor Shares and the Key Holder Shares are hereinafter collectively referred to as the “Voting Shares”.
4.2Board Size. Each Stockholder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Voting Shares owned by such Stockholder (or as to which such Stockholder has voting power) to ensure that the size of the Board shall be set and remain at nine (9) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 5.7 hereof.

4.3Election of Directors.
(a)In any election of directors of the Company, Stockholders holding Voting Shares shall each vote at any regular or special meeting of stockholders (or by written consent) all Voting Shares then owned by them (or as to which they then have voting power) to elect:
(i)one (a) director nominated by PureTech Health LLC (“PureTech” and a “PureTech Director”), so long as PureTech continues to hold not less than 1,129,098 shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock (appropriately adjusted for any stock split, dividend, combination or recapitalization) who shall initially be Bharatt Chowrira;
[***]
(b)In the absence of any nomination from the Persons with the right to nominate a director as specified above, the director or directors previously nominated by such Persons and then serving shall be reelected if still eligible to serve as provided herein.
(c)To the extent that the application of Section 4.3(a) above shall result in the designation of less than all of the authorized directors, then any remaining directors shall be nominated and elected by the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.
4.4Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Restated Certificate and Bylaws, but with respect to any director nominated pursuant to Section 4.3(a) above, only upon the vote or written consent of the Stockholders (or other Persons) entitled to nominate such director. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 4.3 above shall be filled pursuant to the provisions of Section 4.3.
4.5Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.
4.6Vote to Increase Authorized Stock. Each Stockholder agrees to vote or cause to be voted all Voting Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time. Without derogating from the foregoing, and in addition thereto, each Stockholder further agrees to vote or cause to be voted all Voting Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time, upon the reasonable request of the Board, in whatever manner as shall be necessary to increase the number of authorized shares of Series D Preferred Stock to ensure that there will be sufficient shares of Series D Preferred Stock available for the Company to declare and pay the Series D Accruing Dividends (as such term is defined in the Restated Certificate).
4.7Drag Along Right.
(a)Definitions.

(b)A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than [***] of the outstanding voting power of the Company (a “Stock Sale”) or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

(b)Actions to be Taken.
In the event that [***] approve a Sale of the Company, then each Stockholder hereby agrees with respect to all Shares which it own(s) or over which it otherwise exercises voting or dispositive authority:
(i)in the event such transaction is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company, to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and to be counted for the purposes of determining the presence of a quorum at such meetings;
(ii)to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;
(iii)to waive all dissenters’ rights and rights of appraisal under applicable law at any time with respect to such Sale of the Company (in each such case, whether before or after the consummation of the Sale of the Company) and refrain from asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the Selling Investors or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company or the consummation of the transactions contemplated thereby;
(iv)to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties (in each such case, whether before or after the consummation of the Sale of the Company);
(v)if the Sale of the Company is structured as a Stock Sale, to sell the same proportion of his, her or its Shares as is being sold by the Requisite Parties;
(vi)not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such Stockholder or Affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;
(vii)if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in

Regulation D promulgated under the Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and
(viii)unless, if any portion of the consideration payable to the stockholders of the Company in connection with such transaction consists of securities unlisted on a public stock exchange, then upon receipt from a Stockholder, of written notice that, based on the advice of legal counsel, the payment or distribution of such securities to the Stockholder, would cause the Stockholder to be in violation of any law, regulation, material contractual obligation or written policy of the Stockholder, the Company shall cause the purchase agreement, merger agreement or related transaction documents to provide the Stockholder with certain stockholder rights to the extent necessary to enable the Stockholder to hold such securities without violating such contract or policy, and if the Company is unable to satisfy such requirements, then the Company shall cause to be paid to the Stockholder, in lieu thereof, against surrender of the Company’s shares which would have otherwise been sold by the Stockholder an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the capital stock.
(c)Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 4.7(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);
(i)the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);
(ii)liability of such Stockholder shall be limited to the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;
(iii)upon the consummation of the Proposed Sale, (i) each holder of each series of the Company’s stock will receive the same form of consideration for their shares of such series as is received by other holders in respect of their shares of such same series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the net consideration (i.e. the aggregate consideration less all reductions for purchase price adjustments, indemnification claims and other adjustments) receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Restated Certificate in effect immediately prior to the Proposed Sale;
(iv)subject to Section 4.7(c)(iv) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of a series of Preferred Stock or the holders of Common Stock are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such series of Preferred Stock or the holders of Common Stock will be given the same option; provided, however, that nothing in this Section 4.7(c)(v) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders;
(v)no Stockholder will be required to agree (unless such Stockholder is an officer or employee of the Company) to any non-competition or non-solicitation agreement; and
(vi)no Stockholder or its Affiliates will be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates.
4.8Bad Actor Representations and Covenants. Each Stockholder hereby represents and warrants to the Company that such Stockholder has not been convicted of any of the felonies or misdemeanors or has been subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated by the SEC. Each Stockholder covenants to provide immediate written notice to the Company in the event such Stockholder is convicted of any felony or misdemeanor or becomes subject to any order, judgment, decree or other condition set forth in Rule 506(d) of Regulation D promulgated by the SEC, as may be amended from time to time. Each Stockholder covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of Regulation D promulgated by the SEC, as may be amended from time to time.
4.9Legend on Share Certificates. Each certificate representing any Voting Shares shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER) CONTAINING PROVISIONS REGARDING VOTING RIGHTS AND OBLIGATIONS, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL SUCH VOTING PROVISIONS OF SAID AGREEMENT.”
4.10Covenant of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed by the Company under this Section 4.
4.11No Liability for Election of Recommended Directors. Neither any Party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.
4.12Remedies.
(a)Grant of Proxy and Power of Attorney; No Conflicting Agreements. Each Stockholder hereby constitutes and appoints as the proxies of such Stockholder, and hereby grants a power of attorney, to (a) the President of the Company and (b) a stockholder or other Person designated by the Board, and each of them, with full power and substitution, with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if such Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Voting Shares in the manner provided in Section 4 hereof, and hereby authorizes each of them to take any action necessary to give effect to the provisions contained in Section 4 hereof. Each of the proxy and power of attorney granted in this Section 4.12 is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 4.12 is amended to remove such grant of proxy and power of attorney in accordance with Section 5.7 hereof. Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s Voting Shares and shall not hereafter, until this Agreement terminates pursuant to its terms or this Section 4.12 is amended to remove this provision in accordance with Section 5.7 hereof, grant, or purport to grant, any other proxy or power of attorney with respect to such Voting Shares, deposit any of such Voting Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such Voting Shares, in each case, with respect to any of the matters set forth in this Agreement. [***]
(b)Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
(c)Remedies Cumulative. All remedies, either under this Section 3 or by law or otherwise afforded to any Party, shall be cumulative and not alternative.
4.13Directors’ Expenses. The Company shall reimburse the directors on the Board for all reasonable and documented out-of-pocket expenses incurred by them in connection with attendance at all meetings of the Board (including any meetings of committees of the Board) and the board of directors of each of the Company’s subsidiaries (including any meetings of committees thereof) or attending to other matters requested by the Company.
4.14Subsidiary Boards. The Company shall cause the composition of the board of directors of each subsidiary of the Company and of each committee thereof to, where the appropriate individuals are willing to serve, be consistent with the composition of the Board and each corresponding committee thereof.
4.15Committees. [***]
4.16Insurance. To the extent not already obtained, the Company and, to the extent applicable, its subsidiaries shall obtain, within [ninety (90) days] of the date hereof,

a general liability and directors’ and officers’ liability insurance policies, in each case on terms and conditions that are acceptable to the Board. The Company (and its subsidiaries, to the extent that such subsidiaries obtain such policies) shall maintain such policies in full force and effect at all times.
4.17Stock Sale. No Stockholder shall enter into any transaction or series of related transactions resulting in a Deemed Liquidation Event (as such term is defined in the Restated Certificate) unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Company is to be allocated in accordance with the preferences and priorities set forth in the Restated Certificate.
4.18[***]h
4.19Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Stockholders that it shall not, without approval of the Board, [***]
4.20Notice of Board Meetings. [***]
4.21Termination of Covenants. The covenants set forth in this Section 4 (other than those set forth in Section 4.8 and Section 4.11) shall terminate upon the earliest to occur of: (i) immediately before the consummation of the Initial Offering, (ii) a Sale of the Company or a SPAC merger, provided that the provisions of Section 4.7 and Section 4.12 shall continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 4.7 with respect to such Sale of the Company, and (iii) termination of this Agreement in accordance with Section 5.7.
5.Miscellaneous.
5.1Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities) provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.12. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without regard to its principles of conflicts of laws.
5.3Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.5Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.5). If notice is sent to the Company, a copy (which shall not constitute notice) shall also be sent to [***].
5.6Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
5.7Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all other agreements of the parties hereto relating to the subject matter hereof and thereof (including, without limitation, the Prior Agreement). Any term of this Agreement may be amended, modified or terminated, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the outstanding Series D Preferred Stock which majority must include [***]. Notwithstanding the foregoing, [***]. Any amendment, modification, termination or waiver so effected shall be binding upon all the Parties hereto and all Parties’ respective successors and permitted assigns, whether or not any such Party, successor or assign entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving Party on such Party’s behalf, without the written consent of any other Party. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion, (ii) no amendment or modification to, or waiver or termination of, this Agreement, (by merger, consolidation or otherwise) shall be effective as to any Investor without that Investor’s written consent if such amendment, modification, waiver or termination would impose or would reasonably be expected to impose, any non-competition or non-solicitation covenant on such Investor or would otherwise restrict, or would reasonably be expected to otherwise restrict, such Investor from conducting any business or commercial activity [***].
5.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.9Aggregation of Stock. All Registrable Securities held or acquired by Affiliates (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
5.10Additional Parties.
(a)Notwithstanding Section 5.7 no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series D Preferred Stock pursuant to the Series D Agreement, as may be amended from time to time, and have signed a counterpart signature page hereto. Schedule A to this Agreement shall be updated without any action of the Investors to reflect such additional Investors.
(b)In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Series D Preferred described in Section 5.10(a) above), following which such Person would hold Shares representing [***] or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise or conversion of all then outstanding options, warrants or convertible securities (whether or not then exercisable or convertible) as outstanding), then (i) the Company shall cause such Person, as a condition precedent to the issuance of such capital stock, to become a party to this Agreement by executing an adoption agreement agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder hereunder and thereafter such Person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement and (ii) notwithstanding Section 5.7, no consent shall be necessary to add such Person as a signatory to this Agreement.
5.11Effect on Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.
5.12FIRPTA. Upon request of Investor, the Company shall provide (i) a statement (in such form as may be reasonably requested by Investor) conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Internal Revenue Code of 1986, as amended, and (ii) evidence in form and substance satisfactory to Investor that the Company has delivered to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the Treasury Regulations.
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IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.
COMPANY:
AKILI INTERACTIVE LABS, INC.
By:    /s/ W. Edward Martucci, Ph.D.

Name: W. Edward Martucci, Ph.D.

Title:     Chief Executive Officer

Address:    125 Broad Street, 5th Floor

Boston, MA 02110

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT FOR AKILI INTERACTIVE LABS, INC.

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

            INVESTORS:
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